EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Camelot Receives New Trading Symbol CMRG

Camelot Implements 700 to 1 Reverse; Creates New Series of Preferred Stock for Common Stockholders

IRVINE, CA, July 9, 2009 — Camelot Entertainment Group, Inc. (OTC BB: CMLT) (“Camelot”) announced today that effective July 10, 2009, Camelot has a new trading symbol “CMGR”. The Company has implemented a 700:1 reverse of the company’s common stock.

In addition, Camelot has established a new series of Class D Convertible Preferred Stock. All stockholders of record as of July 9, 2009 shall be eligible to receive the preferred stock as a cashless dividend. Stockholders are expected to receive 40 shares of the preferred stock for each one million shares of common stock owned as of the close of trading on July 9, 2009.  Further information can be found in the Company’s 8K filing.

About Camelot Entertainment Group, Inc.: Camelot Entertainment Group, Inc. is a US publicly traded company (symbol "CMLT") with three major divisions: Camelot Film Group, Camelot Studio Group and Camelot Production Services Group. Camelot is building a different kind of motion picture studio infrastructure by redefining the development, financing, production, and distribution process. For information about Camelot Entertainment Group, Inc., please visit the Company's web site at www.camelotfilms.com.

NOTES ABOUT FORWARD-LOOKING STATEMENTS

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company's Securities and Exchange Commission Reports and Filings.

Certain Statements contained in this release that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

CONTACT:

Camelot Entertainment Group
Robert Atwell
(949) 754-3030
bob@camelotfilms.com